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                           THE ACHIEVEMENT FUNDS TRUST
                                 CODE OF ETHICS

                                February 3, 2000

                                  INTRODUCTION

                  The business operations and portfolio transactions of The Achievement Funds Trust (the "Trust") must be conducted in a manner that avoids conflicts of interest or even the appearance of such a conflict. This Code of Ethics (the "Code") extends to every executive officer and Trustee of the Trust, as well as any employee of the Trust who is involved in or obtains information concerning the purchase or sale of securities by the Trust's investment portfolios, whether as a result of security analysis or making purchase or sale recommendations, executing trading orders, portfolio management or otherwise (hereafter "Covered Persons").

                  One of the practices that raises a potential conflict of interest is that of trading in the securities that are being purchased or sold, or considered for purchase or sale, for the Trust's investment portfolios by Covered Persons for accounts in which they have a beneficial ownership interest or which they control. The Investment Company Act of 1940 ("1940 Act"), and other federal and state securities laws and rules, generally prohibit fraudulent, deceptive or manipulative trading by persons affiliated with registered investment companies with respect to securities held, to be acquired or under consideration for purchase or sale by the registered investment company. This prohibition extends to trading in furtherance of personal interests to the detriment of the Trust as well as any attempt to benefit from the market impact of its anticipated or actual transactions. The regulations of the Securities and Exchange Commission ("SEC") require the adoption of procedures designed to prevent such fraudulent conduct.

                  All Covered Persons should read the specifics of this Code carefully. When you believe that you sufficiently understand them, sign, date and return one copy of the Code to the Review Officer and keep the other copy for your reference. Any questions concerning these policies and procedures should be addressed to the Review Officer, who is responsible for enforcing and interpreting this Code. As a Covered Person, you are subject to the provisions of this Code.

                              ADOPTION OF THIS CODE

                  This Code has been adopted by the Board of Trustees of the Trust in compliance with Section 17(j) and Rule 17j-1 (the "Rule") of the 1940 Act.

                              PURPOSE OF THIS CODE

                  This Code seeks to maintain the highest standards of ethical conduct for the personnel of the Trust. In so doing, this Code addresses three areas of concern:

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                  1.       Observing the general anti-fraud provisions of the
                           Federal securities laws.

                  2. Avoiding conflicts with the interests of the Trust or the appearance of such conflicts.

                  3. Avoiding trading on the basis of material non-public information or information about securities transactions made or being considered for the Trust.

                  The Code lays out some of the Trust's policies in addressing these concerns. However, Covered Persons should always be aware of issues which may compromise their ethical and fiduciary obligations to the Trust.

                  The Code is based on the principle that you, as officers, Trustees or employees of the Trust, owe a fiduciary duty to the Trust. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the Trust.

                  At all times, you must:

                  1. PLACE THE INTERESTS OF THE TRUST FIRST. In other words, as a fiduciary, you must scrupulously avoid serving your own personal interests ahead of the interests of the Trust. You may not cause the Trust to take action, or not to take action, for your personal benefit rather than the benefit of the Trust. For example, you would violate this Code by causing the Trust to purchase a security you owned for the purpose of increasing the price of that security. Another example would be if you invest in a security that may be appropriate for the Trust without first considering that investment for the Trust.

                  2. AVOID TAKING INAPPROPRIATE ADVANTAGE OF YOUR POSITION. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Trust could call into question the exercise of your independent judgment. You may not, for example, use the knowledge of Trust portfolio transactions to profit from the market effect of those transactions.

                  3. CONDUCT ALL PERSONAL SECURITIES TRANSACTIONS IN FULL COMPLIANCE WITH THIS CODE, INCLUDING ALL PRE-AUTHORIZATION AND REPORTING REQUIREMENTS.

                  You must not take any action that could cause even the appearance that an unfair or improper action has been taken. Accordingly, you must follow the policies set forth below with respect to trading in any account in which you have a beneficial interest or which you control. Doubtful situations should be resolved in favor of the Trust. Any questions concerning


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this Code should be addressed to the Review Officer. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of your fiduciary duties.

                                   THE POLICY

1.       GENERAL DEFINITIONS

                  Listed below are definitions for some of the terms used in this Code, many of which are defined by law.

                  "ACCESS PERSON" means any Trustee or officer of the Trust, or any employee of the Trust who is an Advisory Person of the Trust, and any natural person in a control relationship to the Trust who obtains information concerning recommendations made to or by the Trust with respect to the purchase or sale of a security by the Trust.

                  "ADVISORY PERSON" means any officer, Trustee or employee of the Trust who, in connection with his or her regular functions or duties, makes, participates in, or obtains any information regarding the purchase or sale of securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases and sales of Securities. This term also includes affiliates of Advisory Persons.

                  "BENEFICIAL OWNERSHIP/BENEFICIAL OWNER" means any person who has or shares, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, a direct or indirect pecuniary interest in a security within the meaning of Securities Exchange Act Rule 16a-1(a)(2). "Pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. "Indirect pecuniary interest" includes, but is not limited to, Securities held by members of your immediate family who share your household, including your spouse, children and stepchildren, parents, grandparents, brothers and sisters, and any of your in-laws.

                  If you need help in determining whether you have beneficial ownership of any Security for purposes of this Code, you should consult the Review Officer.

                  "CONTROL" means the power to exercise a controlling interest over the management or policies of a company, unless such power is solely the result of an official position. Any person is presumed to "control" a company if that person owns, directly or indirectly through one or more controlled companies, more than 25% of the voting securities of a company. Despite this presumption, a person may not be a control person if facts, other than security ownership, demonstrate that such person does not have a controlling interest. Similarly, persons owning less than 25% of the voting securities of a company may be deemed to have "control" depending upon the facts and circumstances.


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                  "DISINTERESTED TRUSTEE" means a Trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

                  "PERSONAL TRADING" means the purchase or sale of securities by an individual for his or her own account, any other account in which he or she has a "beneficial ownership" interest, or any account "controlled" by him or her. An account is "controlled" by a person when that person decides what securities transactions will be effected for the account, either by making recommendations to the account owner or by entering orders directly with the broker handling the account.

                  "PURCHASE OR SALE OF A SECURITY" includes, among other things. the writing of an option to purchase or sell Securities.

                  "SECURITY" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security or on any group or index of securities (including any interest therein based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or generally any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

                  "SECURITY HELD OR TO BE ACQUIRED BY THE TRUST" means any Security which, within the most recent 15 days (i) is or has been held by the Trust, or (ii) is being or has been considered by the Trust or its investment adviser for purchase by the Trust, and any option to purchase or sell, and any security convertible into or exchangeable for a Security that is or has been held by the Trust or is or has been considered by the Trust or its investment adviser for purchase by the Trust.

2.       PROHIBITED TRANSACTIONS AND ACTIVITIES

                  As a general matter, it is a violation of Federal law and the policies of the Trust for any of our personnel to engage in any act, practice or course of business in connection with the purchase or sale of any security held or to be acquired or sold by the Trust which violates any of the SEC's rules designed to prevent fraudulent, deceptive, or manipulative acts.

         A.       UNLAWFUL ACTIONS

                  Specifically, it is unlawful for any affiliated person of or principal underwriter for the Trust, or any affiliated person of the investment adviser or principal underwriter of the Trust, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Trust;


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         1.       To employ any device, scheme or artifice to defraud the Trust;

         2. To make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make statements made to the Trust, in light of the circumstances under which they are made, not misleading;

         3. To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trust; or

         4. To engage in any manipulative practice with respect to the Trust.

         B.       GENERAL PROHIBITION AGAINST "FRONT-RUNNING"

                  The practice of trading on the basis of the anticipated market effect of trades for the Trust's investment portfolios, which is known as "front-running," or "scalping," constitutes a violation of the Federal securities laws.

                  Therefore, it is absolutely prohibited for any Access Person to purchase or sell a Security or a derivative thereof ("Related Security"), such as an option or warrant, for his or her personal account or any account in which he or she has a beneficial ownership interest or which he or she controls:

         1. at a time when he/she knows of another person's intention to purchase or sell that same security or related security on behalf of the Trust;

         2. within one calendar day of actively considering for purchase or sale for the Trust such security or related security; or

         3. within one calendar day before or after a transaction in that security or related security by the Trust.

         C.       PROHIBITED PERSONAL TRADING BY ACCESS PERSONS

                  In addition to the above prohibitions, Access Persons are prohibited from purchasing or selling any security for their personal account or accounts in which they have a beneficial ownership interest, except as specifically permitted in Section 3 of this Code. In no event are Access Persons permitted to:

         1. acquire any securities in an initial public offering, unless there is prior approval in writing by the President or Review Officer;

         2. acquire securities in a private placement, unless there is prior approval in writing by the President or Review Officer;


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         3.       effect short sales or acquire short positions in any security held in any investment portfolio of the Trust; or

         4. profit from the purchase and sale, or the sale and purchase, within thirty calendar days, of the same securities (any such trade must be reversed or the profits must be disgorged and distributed in a manner determined by the Review Officer).

                  The President or Review Officer will authorize the acquisition of securities in an initial public offering or a private placement only after considering, among other factors, whether the investment opportunity should be reserved for the Trust and whether the opportunity is being offered to you because of your position as an Access Person. Access Persons who are to acquire initial public offering or private placement securities pursuant to authorization by the President or the Review Officer must immediately disclose that investment to the Review Officer before they have a role in any subsequent consideration of an investment in the issuer by or on behalf of the Trust's investment portfolios. In such circumstance, the decision to purchase securities of the issuer for the Trust should be subject to independent review by other Trust investment personnel with no personal interest in the issuer.

                  Access Persons who are not Advisory Persons are not subject to the restrictions on personal trading or the pre-clearance requirements of
Section 2 of the Code; provided that, in the ordinary course of performing their duties or otherwise, they do not have access to information concerning the Securities trades that are being executed, under consideration, or recommended for the Trust.

                  NO EXPLANATIONS ARE REQUIRED FOR REFUSALS. IN SOME CASES, TRADES MAY BE REJECTED FOR A REASON THAT IS CONFIDENTIAL. THE REVIEW OFFICER IS NOT REQUIRED TO GIVE ANY EXPLANATION FOR REFUSING TO AUTHORIZE A SECURITIES TRANSACTION.

         D.       DEALINGS WITH PERSONS WHO DO BUSINESS WITH THE TRUST

                  No Access Person may seek or accept from any person that does business with the Trust any item of material value or preferential treatment that is or appears to be connected with the Trust directing business to that person.

                  For purposes of this prohibition, "items of material value" shall include but not be limited to:

         - gifts amounting in value to more than $100 per person per year; and

         - payment or reimbursement of travel expenses, including overnight lodging, in excess of $100 per person per year.

                  "Items of material value" shall not include:


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         -        an occasional meal, a ticket to a sporting event or the
                  theater or comparable entertainment, which is not conditioned on directing business to the firm that provided such meal or entertainment and is neither so frequent nor so extensive as to raise any question of propriety; or

         - an unconditional gift of a typical item of reminder advertising such as an ink pen with the name of the advertiser inscribed, a calendar pad or other gifts amounting in value to not more than $100 per person per year.

3.       EXEMPTED TRANSACTIONS

The following types of personal trading are exempted from all restrictions AND DO NOT REQUIRE PRE-CLEARANCE FROM THE REVIEW OFFICER, ARE NOT SUBJECT TO THE THIRTY DAY HOLDING PERIOD, AND ARE NOT SUBJECT TO THE ONE DAY BLACKOUT PERIOD notwithstanding anything in Sections 2.A. and 2.B. to the contrary:

         (i) purchases or sales of U.S. government securities, shares of mutual funds, and high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and which is in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality);

         (ii) purchases or sales over which the person does not have direct or indirect control or influence (i.e., trades in a blind trust or discretionary trades in which you are neither consulted or contacted regarding the trade before it is executed);

         (iii) purchases of securities pursuant to an automatic dividend reinvestment plan;

         (iv) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer;

         (v) acquisitions or dispositions of securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of securities of which you have beneficial ownership;

         (vi) transactions involving no more than 1000 shares of an equity security or $50,000 face amount of a debt security and provided that the issuer of the equity security has a market capitalization at the time of the transaction of at least $2 billion, or the issuer of a debt security has at least $100,000,000 in debt securities of the same general type and quality then outstanding and not in default;


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         (vii)    transactions in equity securities of foreign issuers;

         (viii) transactions in currency futures, U.S. Treasury futures, Eurodollar futures, physical commodity futures (e.g., contracts for the future delivery of grain, livestock, fiber or metals), futures contracts to acquire fixed income securities issued by a U.S. Government agency, a foreign government, or an international or supranational agency;

         (ix) transactions in interests in securities comprising part of a broad-based, publicly traded market basket or index of stocks, approved for trading by the appropriate regulatory authority;

         (x) purchases or sales upon exercise of puts or calls written by you;

         (xi) purchases or sales effected by Advisory Persons where such persons are required to pre-clear proposed transactions in securities pursuant to a code of ethics described in Section 12 of this Code;

         (xii) transactions in the employee stock ownership plan of First Security Corporation;

         (xiii) sales from a margin account pursuant to a bona fide margin call; and

         (xiv)    transactions in repurchase agreements.

                  Also permitted are transactions, regardless of size or issuer, WHICH HAVE BEEN PRE-CLEARED IN WRITING BY THE REVIEW OFFICER, based on circumstances where the Review Officer finds that permitting the transaction is appropriate and consistent with the purposes and policies of this Code, is not in conflict with the interests of the Trust, and is in compliance with applicable law.

4.       CONFIDENTIALITY OF SECURITIES RECOMMENDATIONS AND INVESTMENT DECISIONS

                  From the time that an Advisory Person anticipates making a recommendation to purchase or sell a security for the Trust, or the time that he or she decides to purchase or sell a security for the Trust or learns of such information, through the time that all trades based on that recommendation have been consummated, the subject and content of that recommendation or investment decision may be considered to constitute "material non-public information" by the SEC and other regulatory authorities. Accordingly, Advisory Persons must maintain the utmost confidentiality with respect to their recommendations and investment decisions during this period and may not discuss a contemplated recommendation with anyone outside of the Trust other than the Review Officer, the Trust's investment adviser or the broker-dealer or issuer executing the order.


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5.       APPROVALS OF TRANSACTIONS OR REQUESTS FOR WAIVERS OF RESTRICTIONS BY
         THE REVIEW OFFICER  OR THE PRESIDENT

                  In the event that the Review Officer or the President seeks to engage in a transaction for which approval is required under this Code, the approval shall, in the case of the Review Officer, be granted or denied by the Review Officer's supervisor and, in the case of the President, the approval or waiver shall be granted or denied by the Review Officer A written record shall be maintained by the person making the determination of the action taken and the reasons for it.

6.       RECORD OF SECURITIES RECOMMENDATIONS

                  Every recommendation for the purchase or sale of a security for the Trust, including a recommendation to increase or decrease an existing securities position, shall be memorialized in writing or in a computer database either prior to or immediately after the recommendation is made.

7.       REPORTING OF PERSONAL SECURITIES HOLDINGS AND TRADING ACCOUNTS

         A.       INITIAL HOLDINGS REPORT

                  All Access Persons (other than the Disinterested Trustees) must, upon commencement of such status, disclose all personal securities holdings in writing to the Review Officer and quarterly thereafter.

                  Each Access Person (other than any Disinterested Trustees) also must notify the Review Officer in writing of any securities or commodities account in which he or she has a beneficial ownership interest or over which he or she exercises control. Such notification must identify the brokerage firm or other financial institution at which the account is maintained, the account executive, the title of the account, the account number, and the names and addresses of all individuals with a beneficial ownership interest in the account. Subsequent to employment, each such Access Person (other than any Disinterested Trustee) shall notify the Review Officer immediately and in writing of any new securities or commodities accounts. The Access Person (other than any Disinterested Trustee) is responsible for reporting securities transactions in such accounts to the Review Officer in accordance with Paragraph 8 below.

         B.       ANNUAL HOLDINGS REPORT

                  Each Access Person (other than any Disinterested Trustee) also is responsible for providing in writing to the Review Officer an Annual Holdings Report. The report, which must be current as of a date no more than 30 days before the report is submitted, must disclose the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership and the name of any broker, dealer or bank


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with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.

         C.       PRE-CLEARANCE OF SECURITIES TRANSACTIONS

                  Each Advisory Person also is responsible for "pre-clearing" before a securities transaction is executed, through the Personal Trading Authorization Form (Exhibit A).

                  NO ORDER FOR A SECURITIES TRANSACTION FOR WHICH
PRE-AUTHORIZATION IS REQUIRED MAY BE PLACED PRIOR TO THE RECEIPT OF WRITTEN AUTHORIZATION OF THE TRANSACTION SHOWING THE DATE OF THE AUTHORIZATION BY THE REVIEW OFFICER (OR DESIGNEE). VERBAL APPROVALS ARE SUBJECT TO WRITTEN CONFIRMATION AND MAY BE GRANTED ON AN EXCEPTION BASIS BY THE REVIEW OFFICER.

                  The authorizations provided by the Review Officer are effective, unless revoked, until the earlier of (1) the close of business on the same day from which the authorizations were granted or (2) your discovery that the information in the Trade Authorization Request Form is no longer accurate. If the securities transaction is not placed within that period, a new advance authorization must be obtained before the securities transaction is placed. If the securities transaction is placed but has not been executed within the same trading day after the authorizations were granted (as, for example, in the case of a limit order), new authorizations are necessary.

8.       QUARTERLY REPORTING OF ACTIVITY IN PERSONAL TRADING ACCOUNTS

                  Each Access Person (other than any Disinterested Trustee) must report to the Review Officer the information described below with respect to transactions in any securities in which such Access Person had, or by reason of such transaction acquires, any direct or indirect beneficial-ownership. Such Quarterly Transaction Reports must be made no later than ten days after the end of the calendar quarter in which a transaction was effected.

                  These quarterly reports must include the following information with respect to each transaction done during the quarter:

         (a) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Security involved;

         (b) the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

         (c) the price of the security at which the transaction was effected;


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         (d)      the name of the broker, dealer or bank with or through which the transaction was effected; and

         (e)      the date that the report is submitted.

                  Access Persons need not make such Quarterly Transaction Reports if the Trust receives broker trade confirmations or account statements with respect to the Access Person that contain all of the information described above no later than ten days after the end of the calendar quarter.

                  Such reports must be made with respect to all personal trading, including transactions exempted by Section 3, other than transactions in U.S. Government securities, shares of money market funds, or shares of mutual funds not affiliated with or related to the Trust. However, Access Persons are not required to report securities trades in accounts over which they do not have influence or control over investment decisions, such as a blind trust.

                  Any Advisory Person who would otherwise be required to report his or her transactions under this Code shall not be required to file reports pursuant to this Section 8 where such person is required to file reports pursuant to a code of ethics described in Section 13 of this Code. No report required by this Section shall be construed as an admission that the filer has any direct or indirect beneficial ownership of such a security, nor shall the making of such a report be construed as an admission of a violation of this Code by the Access Person.

9. REPORTING OF PERSONAL SECURITIES HOLDINGS AND ACTIVITY IN PERSONAL TRADING ACCOUNTS BY DISINTERESTED TRUSTEES.

         Disinterested Trustees need not make an initial holdings report or annual holdings reports as described in Section 8 of this Code. Also, Disinterested Trustees need not make a Quarterly Transaction Report under
Section 8 of this Code, unless the Trustee knew, or in the ordinary course of fulfilling his or her official duties as a Trustee should have known, that during the 15-day period immediately before or after the Trustee's transaction in a Covered Security, the Trust purchased or sold the Covered Security, or the Trust or its investment adviser considered purchasing or selling the Covered Security.

                  The "should have known" standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting the Trust's investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Trust's portfolio holdings, market considerations, or the Trust's investment policies, objectives and restrictions.

                  Every Disinterested Trustee shall report the name of any publicly-owned company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by him if such total ownership is more than one-half of 1% of the company's outstanding shares.


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10.      TRADING WHILE IN POSSESSION OF MATERIAL NON-PUBLIC INFORMATION
         (THIS PROVISION OF THE CODE APPLIES TO ALL PERSONNEL)

                  No Covered Person may purchase or sell any security, or be involved in any way in the purchase or sale of a security, while in possession of material non-public information about the security or its issuer, regardless of the manner in which such information was obtained, except to the extent authorized by the Review Officer. Furthermore, no Covered Person possessing material non-public information may disclose such information to any person other than the Review Officer, except to the extent authorized by the Review Officer This prohibition covers transactions for the Trust, as well as transactions for your personal accounts and accounts of persons in privity with you.

                  Material nonpublic information includes corporate information, such as undisclosed financial information about a corporation, and market information, such as a soon-to-be-published article about a corporation. Material information is defined as information which an investor would consider important in making an investment decision and which would substantially affect the market price of a security if generally disclosed. Non-public information is defined as information which has not been effectively made available to the marketplace. Any questions as to whether certain information is material non-public information should be directed to the Review Officer.

11.      ADVISORY PERSONS SERVING AS DIRECTORS OF PUBLICLY-TRADED COMPANIES

                  Advisory Persons who serve as directors of publicly-traded companies may be seen as having an inherent conflict of interest between the fiduciary duty owed to the Trust and that owed to the shareholders of such publicly-traded companies. To avoid such potential conflicts of interest, all Advisory Persons must receive the prior written approval of the Review Officer before serving as a director of any publicly-traded company, which approval may be withheld in the Review Officer's sole discretion. If you are an Advisory Person and currently serve as a director of a publicly-traded company, you should notify the Review Officer immediately. Prior to becoming an officer, Trustee or employee of the Trust, each Advisory Person shall provide the Review Officer with a written list of all positions held by the Advisory Person with any publicly-traded company.

                  Advisory Persons who receive permission to serve as directors of publicly-traded companies will be isolated through "Chinese Walls" or other procedures from making decisions regarding the Securities of those companies for which they serve as directors.

12.      RECORDKEEPING

                  It is the intention of the Trust to comply with the recordkeeping requirements of both the Advisers Act and Rule 17j-1(d) under the 1940 Act, which includes maintaining:


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         (a)      a copy of this Code and any other Code which is, or at any time within the past five years has been in effect;

         (b) records of any violations of this Code and actions taken as a result of such violations;

         (c) copies of each report made under this Code (i.e., reports required by Paragraphs 6, 7, 8 and 9); and

         (d) a list of all persons who are, or have been, required to make reports pursuant to the Code.

         (e) a copy of each report described in Section 13(e) of this Code for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place.

         (f) a record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities in an initial public offering or private placement for at least five years after the end of the fiscal year in which the approval is granted.

13.      INVESTMENT ADVISER'S OR PRINCIPAL UNDERWRITER'S CODE OF ETHICS

                  The investment adviser and principal underwriter of the Trust must adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any unlawful conduct. The Board of Trustees of the Trust, including a majority of the Disinterested Trustees, must approve the code of ethics of each investment adviser and principal underwriter to the Trust, and any material changes to these codes. Before approving a Code or any amendment to a Code, the Board of Trustees must receive a certification from the investment adviser and principal underwriter that it has adopted procedures reasonably necessary to prevent Access Persons from violating the investment adviser's or principal underwriter's code of ethics. The Board of Trustees must approve a material change to a Code no later than six months after adoption of the material change.

                  Each investment adviser (including, where applicable, any sub-adviser) and principal underwriter of the Trust shall:

         (a) submit to the Board of Trustees of the Trust a copy of its code of ethics adopted pursuant to Rule 17j-1;

         (b) promptly report to the Trust in writing any material amendments to such code;


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         (c)      promptly furnish to the Trust upon request copies of any
                  reports made pursuant to such code by any person who is an Access Person as to the Trust; and

         (d) immediately furnish to the Trust, without request, all material information regarding any violation of such code by any person who is an Access Person as to the Trust.

         (e) at least annually, furnish a written report to the Trust's Board of Trustees that (i) describes any issues arising under its code of ethics or procedures since the last report, including, but not limited to, information about material violations of the code or procedures or sanctions imposed in response to the violations, and (ii) certifies that the investment adviser, sub-advisor or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics.

14.      REVIEW AND REPORTING

         (a) The Review Officer shall review all reports submitted pursuant to this Code and compare all reported personal securities transactions with completed portfolio transactions of the Trust and a list of securities being considered for purchase or sale by the Trust to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

         (b) If the Review Officer determines that a violation of this Code may have occurred, he shall submit his written determination, together with the confidential monthly report and any additional explanatory material provided by the individual, to the President of the Trust and outside counsel, who shall make an independent determination as to whether a violation has occurred.

         (c) If the President and outside counsel find that a violation has occurred, the President shall impose upon the individual such sanction as he or she deems appropriate and shall report the violation and the sanction imposed to the Board of Trustees of the Trust.

         (d) No person shall participate in a determination of whether he has committed a violation of the Code or of the imposition of any sanction against himself. If a securities transaction of the President is under consideration, any Vice President shall act in all respects in the manner prescribed herein for the President.

         (e) The President of the Trust shall, at least annually, submit to the Board of Trustees a written report that describes any issues arising under this Code of Ethics or the Trust's procedures since the last report, including, but not limited to, information


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

                  about material violations of this Code or Trust procedures or sanctions imposed in response to the violations, and certifies that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

15.      VIOLATIONS OF THIS CODE

                  Violations of this Code may result in the imposition of sanctions by the SEC, other regulatory authorities or the Trust, including forfeiture of any profit from a transaction, reduction in salary and suspension or termination of employment. Determinations as to whether a violation has occurred and the appropriate sanctions, if any, shall be made by the Board of Trustees of the Trust; provided however, that no person believed to have violated this Code shall participate in such determinations made with respect to his or her own conduct.

                                  CERTIFICATION

                  I have read The Achievement Funds Trust Code of Ethics in its entirety and I understand it. I agree to comply fully with all of its provisions. Further, I agree to certify in writing that I have complied with the terms of this Code of Ethics on an annual basis.

NAME OF
COVERED PERSON:______________________________________


Dated:_______________________________________________


SIGNATURE:___________________________________________


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

                                    EXHIBIT A

                           THE ACHIEVEMENT FUNDS TRUST

                       PERSONAL TRADING AUTHORIZATION FORM

     In connection with the contemplated (check one) purchase __ * sale __*

by ________________________________ of ________________________________________
                  (name)                        (number of shares)

of ________________________________ on ________________________________________
            (name of security)                        (date)


I confirm that: (a) to my knowledge and belief, there presently is no outstanding order to purchase or sell the above-listed security for an investment portfolio of The Achievement Funds Trust (the "Trust"); (b) there is no outstanding oral or written communication with respect to that security that has not been acted upon or rejected; (c) I have no present intention to purchase or sell that security for the Trust and I am not aware that such security is being considered by anyone with discretionary authority over trading on behalf of the Trust and (d) I am not in possession of material non-public information with respect to the security described above nor am I making the transaction described above on the basis of inside information. I further confirm that the above conditions have existed during this entire business day.


Dated: ____________________________________________



Signed: ___________________________________________



Approved: _________________________________________



Dated: ____________________________________________

*If other than market order, describe proposed limits:


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